Exhibit 99.1

Maison Solutions Reports Fiscal 2024 Second Quarter
and Six-Month Financial Results

MONTEREY PARK, Calif., December 18, 2023 – Maison Solutions Inc. (“Maison Solutions” or the “Company”), (Nasdaq: MSS), a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, today announced financial results for the second quarter and first six months of fiscal 2024 ended October 31, 2023.

“Maison Solutions reached an important milestone in the Company’s history with the completion of our IPO in October, and a subsequent private placement in November, better positioning Maison Solutions for future growth,” said John Xu, President and Chief Executive Officer. “We plan to achieve this growth through a combination of organic expansion and strategic acquisitions, while working toward further improving efficiency throughout our organization.

“We recently purchased a robust visualization display management software suite to help our stores reach their full potential by optimizing store design and set-up, including enhanced store layout and display, AI-driven decision making, task and process management, standardization across stores, remote inspection and management, training and staff efficiency, and inventory and SKU management,” said Xu. “As a result, we expect to reduce the cost of operating and opening new stores under our HK Good Fortune brand, and, over the longer term, using the knowledge we gain from implementing the software to open new revenue streams by collaborating with other grocery and convenience stores to help them implement their own digital platforms using the software.”

Fiscal 2024 Second Quarter Financial Results

Total revenues, net were $13.8 million for the fiscal 2024 second quarter, compared with $14.2 million for the prior-year quarter. The decrease mainly was due to competition from two newly opened Asian supermarkets near the Company’s store in San Gabriel as well as reduction in online purchases as a result of customers returning to pre-pandemic shopping patterns and habits. Additionally, the Company generated slightly lower sales from perishable goods, which include meat, seafood, vegetables and fruit. Perishables revenues were $7.5 million for the fiscal 2024 second quarter, versus $7.9 million last year. Revenues for non-perishable goods, which include grocery, liquor, cigarettes, lottery, newspaper, reusable bags, non-food, and health products, of $6.3 million, were similar to the same period last year.

Total cost of revenues, which includes rental expense, depreciation, the direct costs of purchased merchandise, shrinkage costs, store supplies, and inbound shipping costs, decreased 4.0 percent to $10.6 million for the fiscal 2024 second quarter, compared with $11.1 million for the same period last year.

Gross profit for the fiscal 2024 second quarter was $3.1 million, up slightly from the same period last year. Gross margin improved 90 basis points to 22.7 percent, up from 21.8 percent for the fiscal 2023 second quarter.

Operating income was $254,000 for the fiscal 2024 second quarter, compared with $649,000 for the fiscal 2023 second quarter. The reduction was primarily due to higher selling expenses related to an increase in payroll and utility costs.

Net income attributable to Maison Solutions Inc. was $91,000, or $0.01 per diluted share, for the second quarter of fiscal 2024, versus $529,000, or $0.03 per diluted share, for the prior-year period.

At October 31, 2023, the Company had cash and equivalents of $8.6 million, up from $2.6 million at April 30, 2023. Maison Solutions completed an initial public offering on October 10, 2023, generating gross proceeds of $10.0 million. Net cash provided by operating activities was $476,000 for the six months ended October 31, 2023, compared with net cash used in operating activities of $1.1 million for the same period last year.

Six-Month Fiscal Year 2024 Financial Results

Total revenues, net rose 7.6% to $27.5 million for the first six months of fiscal 2024, up from $25.6 million for the prior-year period. The increase mainly was due to the acquisition of Maison Monterey Park in July 2022, partially offset by decreased sales at three of the Company’s other stores. Perishable goods revenues increased to $15.2 million, up from $14.4 million for the first six months of fiscal 2023. Non-perishable goods revenues improved to $12.3 million, from $11.2 million for the first six months of fiscal 2023.

Total cost of revenues were $21.3 million for the fiscal 2024 first half, compared with $20.2 million for the same period last year.

Gross profit for the first six months of fiscal 2024 was $6.3 million, up from $5.4 million for the same period last year. Gross margin improved 157 basis points to 22.6 percent, up from 21.1 percent for the first six months of fiscal 2023.

Operating income was $37,000 for the fiscal 2024 first half, compared with $128,000 for the fiscal 2023 first half. The reduction was principally related to an increase in selling expenses, including payroll and store operating costs, as well as higher general and administrative expenses, mainly due to professional fees related to the Company’s IPO.

Net loss attributable to Maison Solutions Inc. was $13,000, or a loss of $0.00 per diluted share, for the first six months of fiscal 2024, versus a loss of $68,000, or a loss of $0.00 per diluted share, for the prior-year period.

About Maison Solutions Inc.

Maison Solutions Inc. is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to grow organically and through acquisitions, improve efficiencies throughout the organization, reduce costs related to operating and opening new stores, and, over the longer term, use knowledge gained from implementing the software to open new revenue streams. No assurance can be given that the proceeds will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin or Laurie Berman

310-279-5980

info@maisonsolutionsinc.com

(financial tables follow)

MAISON SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022

Net Revenues
Supermarket	$13,766,204	$14,168,472	$27,518,519	$25,578,160
Total Revenues, Net	13,766,204	14,168,472	27,518,519	25,578,160

Cost of Revenues
Supermarket	10,642,983	11,083,992	21,289,202	20,188,831
Total Cost of Revenues	10,642,983	11,083,992	21,289,202	20,188,831

Gross Profit	3,123,221	3,084,480	6,229,317	5,389,329

Selling Expenses	2,281,147	1,837,816	4,545,697	4,006,034
General and Administrative Expenses	588,251	597,221	1,646,542	1,254,849
Total Operating Expenses	2,869,398	2,435,037	6,192,239	5,260,883
Income from Operations	253,823	649,443	37,078	128,446

Other Income, net	(898)	43,668	383,051	43,792
Investment (Loss) Income	15,678	—	(12,778)	—
Interest Expense	(29,965)	(28,759)	(76,531)	(60,347)
Total Other Income (Expenses), net	(15,185)	14,909	293,742	(16,555)

Income Before Income Taxes	238,638	664,352	330,820	111,891
Income Tax Provisions	147,160	72,155	266,066	90,081

Net Income	91,478	592,197	64,754	21,810

Net Income Attributable to Noncontrolling Interests	13	63,005	78,228	89,658

Net (Loss) Income Attributable to Maison Solutions Inc.	$91,465	$529,192	$(13,474)	$(67,848)

(Loss) Income per Share Attributable to Maison Solutions, Inc. - Basic and Diluted	$0.01	$0.03	$(0.00)	$(0.00)

Weighted Average Number of Common Stock Outstanding - Basic and Diluted	16,780,220	16,000,000	16,298,913	16,000,000

MAISON SOLUTIONS INC.

CONSOLIDATED BALANCE SHEETS

	October 31, 2023 (Unaudited)	April 30, 2023
ASSETS
Current Assets
Cash and equivalents	$8,601,347	$2,569,766
Accounts receivable	554,517	315,356
Accounts receivable - related parties	160,876	289,615
Inventories, net	2,826,956	2,978,986
Prepayments	1,685,550	1,547,243
Other receivables and other current assets	387,813	550,836
Other receivable - related parties	33,995	33,995
Total Current Assets	14,251,054	8,285,797
Restricted cash - non-current	1,101	1,101
Property and equipment, net	570,027	671,463
Intangible assets	1,690,279	197,329
Security deposits	457,491	457,491
Investment under cost method – related parties	203,440	203,440
Investment under equity method	1,427,222	—
Operating lease right-of-use assets, net	21,523,046	22,545,190
Goodwill	2,222,211	2,222,211
Total Assets	$42,345,871	$34,584,022

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$2,955,910	$3,105,592
Accounts payable - related parties	465,375	465,310
Note payable	150,000	150,000
Current portion of loan payables	201,165	370,828
Accrued expenses and other payables	955,779	867,796
Contract liabilities	317,155	449,334
Other payables - related parties	241,585	241,585
Operating lease liabilities - current	1,815,206	1,761,182
Income taxes payable	1,208,539	961,034
Total Current Liabilities	8,310,714	8,372,661
Long-term loan payables	2,529,014	2,561,299
Other long-term payables	111,314	105,637
Operating lease liabilities - non-current	21,784,685	22,711,760
Deferred tax liability, net	36,741	40,408
Total Liabilities	32,772,468	33,791,765

Stockholders’ Equity
Class A Common stock, $0.0001 par value, 92,000,000 shares authorized; 16,260,000 and 13,760,000 shares issued and outstanding at October 31, 2023 and April 30, 2023, respectively	1,626	1,376
Class B Common stock, $0.0001 par value, 3,000,000 shares authorized; 2,240,000 shares issued and outstanding	224	224
Additional paid in capital	8,716,142	—
Retained earnings	509,236	522,710
Total Maison Solutions, Inc. Stockholders’ Equity	9,227,228	524,310
Noncontrolling interests	346,175	267,947
Total Stockholders’ Equity	9,573,403	792,257
Total Liabilities and Stockholders’ Equity	$42,345,871	$34,584,022

MAISON SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months ended October 31,
	2023	2022
Cash flows from operating activities
Net income	$64,754	$21,810
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	127,451	244,848
Bad debt reversal	(105,322)	—
Provision for inventory shrinkage reserve	(3,559)	95,821
Investment loss	12,778	—
Changes in deferred taxes	(3,667)	(18,511)
Changes in operating assets and liabilities:
Accounts receivable	(239,161)	(629,515)
Accounts receivable - related party	129,105	213,125
Inventories	155,589	(489,928)
Prepayments	(138,307)	683,543
Other receivables and other current assets	268,343	(251,374)
Accounts payable	(149,679)	(116,322)
Accounts payable - related party	(301)	(432,360)
Accrued expenses and other payables	87,983	(494,035)
Contract Liabilities	(132,180)	(106,202)
Operating lease liabilities	149,093	100,470
Taxes payables	247,505	104,120
Other long-term payables	5,677	18,368
Net cash provided by (used in) operating activities	476,102	(1,056,142)

Cash flows from investing activities
Payment for acquisition of subsidiary	—	(2,500,000)
Payments of equipment purchase	(18,965)	(12,500)
Payments of intangible assets purchase	(1,500,000)	—
Loans repaid from third parties	—	3,977,134
Investment into Good Fortune Arcadia	(1,440,000)	—
Net cash (used in) provided by investing activities	(2,958,965)	1,464,634

Cash flows from financing activities
Bank overdraft	—	(281,941)
Repayments on loan payables	(201,948)	(177,526)
Repayments to related parties	—	(62,932)
Borrowings from related parties	—	526,268
Net proceeds from issuance of common stock - IPO	8,716,392	—
Net cash provided by financing activities	8,514,444	3,869

Net changes in cash and restricted cash	6,031,581	412,361
Cash and restricted cash at the beginning of the period	2,570,867	972,431
Cash and restricted cash at the end of the period	$8,602,448	$1,384,792

Supplemental disclosure of cash and restricted cash
Cash	$8,601,347	$1,383,691
Restricted cash	1,101	1,101
Total cash and restricted cash	$8,602,448	$1,384,792

Supplemental disclosure of cash flow information
Cash paid for interest	$63,683	$14,357
Cash paid for income taxes	$22,228	$800

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